Item 77 H:
CHANGES IN CONTROL OF REGISTRANT


CASH TRUST SERIES II


As of May 31, 2009,
Hare & Co. has attained
control of the Registrant
 by acquiring 37.65% of
the voting securities
of the Registrant.